SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549
                              ----------------------------

                                       FORM 8-K

                                    CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of the
                            Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 21, 2003
                                                     (October 20, 2003)

                               Arch Coal, Inc.
               (Exact name of registrant as specified in its charter)

  Delaware                                1-13105                    43-0921172
(State or other jurisdiction      (Commission File Number)     (I.R.S. Employer
    of incorporation)                                        Identification No.)


                 One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
                    (Address of principal executive offices) (Zip code)


        Registrant's telephone number, including area code: (314) 994-2700











                             Page 1 of 5 pages.
                     Exhibit Index begins on page 5.

Item 7 Financial Statements, ProForma Financial Information and Exhibits.

     See Exhibit Index at page 5 of this Report.

Item 9.  Regulation FD Disclosure.

Item 12.  Disclosure of Results of Operations and Financial Condition.

The information in this Report is being furnished under Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

     On October 20, 2003, Arch Coal, Inc. (the "Company"), announced via press release its earnings and operating results for the third quarter of 2003. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.

     The Company is also providing the following reconciliation of Adjusted EBITDA for its Arch Western Resources, LLC subsidiary:

                                                                  Three Months Ended           Nine Months Ended
                                                                     September 30                 September 30
                                                                -----------------------    ---------------------------
                                                                   2003        2002           2003          2002
                                                                ----------- -----------    ------------ --------------
                                                                                 (Amounts in 000's)
     Net income                                                 $ 1,785     $  2,600       $   2,039    $       533
     Cumulative effect of accounting change                           -            -          18,278              -
     Interest expense, net                                        8,425        7,988          21,481         23,025
     Depreciation, depletion and amortization - Arch Western
           Resources                                             15,882       19,728          46,862         55,283
     DD&A - Equity interest in Canyon Fuel Company, LLC           5,299        4,918          16,618         19,122
     Other nonoperating expense                                   3,388            -           8,283              -
                                                                ----------- -----------    ------------ --------------

     Adjusted EBITDA                                            $34,779     $ 35,234       $ 113,561    $    97,963
                                                                =========== ===========    ============ ==============


Reconciliation of net income to income before other nonoperating expense and cumulative effect of accounting change

     Net income                                                 $ 1,785     $  2,600       $  2,039     $       533
     Cumulative effect of accounting change                           -            -         18,278               -
     Other nonoperating expense                                   3,388            -          8,283               -
                                                                ----------- -----------    ------------ --------------

     Income before other nonoperating expense and cumulative
      effect of accounting change                               $ 5,173     $  2,600       $ 28,600     $       533
                                                                =========== ===========    ============ ==============






                                  Page 2 of 5 pages.
                            Exhibit Index begins on page 5

     Note: Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC; cumulative effect of accounting changes; and expenses resulting from early extinguishment of debt; and mark-to market adjustments in the value of derivative instruments.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.


In accordance with General Instruction B.6 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99, shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.






















                               Page 3 of 5 pages.
                         Exhibit Index begins on page 5.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 20, 2003            ARCH COAL, INC.



                                    By: /s/ Janet L. Horgan
                                       Janet L.Horgan
                                       Assistant General Counsel and Assistant
                                         Secretary



























                                  Page 4 of 5 pages.
                            Exhibit Index begins on page 5.

                              EXHIBIT INDEX


Exhibit No.                Description
99                         Press Release dated as of October 20, 2003


































                                  Page 5 of 5 pages.

                                                                      Exhibit 99
News from
Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                        FOR FURTHER INFORMATION:

                                                                   Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                                October 20, 2003

Arch Coal, Inc. Reports Third Quarter Results

Highlights:

    o Income available to common shareholders of $9.3 million, or $.18 per share, vs. income of $1.6 million, or $.03 per share, in 3Q02
    o    Adjusted EBITDA of $50.9 million, vs. $59.3 million in 3Q02
    o    Total revenues of $370.3 million, vs. $400.8 million in 3Q02
    o    Coal sales of 25.3 million tons, vs. 28.7 million tons in 3Q02

     St. Louis - Arch Coal, Inc. (NYSE:ACI) today reported that for its third quarter ended September 30, 2003, the company had income available to common shareholders of $9.3 million, or $.18 per share. Included in these results was a net gain of $8.4 million, or $.16 per share, related to mark-to-market adjustments and charges stemming from the recent termination of hedge accounting for certain interest rate swap agreements. In the third quarter of 2002, Arch had income of $1.6 million, or $.03 per share.

     "During the quarter, Arch's mining operations managed costs well despite reduced sales volumes stemming from a relatively mild summer, normally scheduled mine vacation shutdowns and three longwall moves," said Steven F. Leer, Arch Coal's president and chief executive officer. "Meanwhile, U.S. coal markets began a long-awaited rally, with coal prices moving up markedly and contract activity heating up as well."

     For the nine months ended September 30, 2003, Arch Coal had a loss available to common shareholders of $10.2 million, or $.19 per share, excluding severance costs of $2.6 million, a $3.7 million non-cash charge related to the cumulative effect of an accounting change resulting from the adoption of FAS 143, charges of $6.9 million related to the early extinguishment of debt and termination of hedge accounting, and an $11.3 million gain related to mark-to-market adjustments. That compares to a loss of $3.6 million, or $.07 per share, during the same period of 2002. Total revenues for the nine months were $1,122.9 million and coal sales totaled 73.6 million tons, vs. $1,143.7 million and 78.3 million tons in the comparable period of 2002. Adjusted EBITDA totaled $144.4 million for the first nine months of 2003, compared to $171.1 million in the same period of 2002.

Cost control efforts

     During the quarter, Arch's eastern operations recorded all-in costs of approximately $31.40 per ton, maintaining the improvements achieved in the second quarter despite an 11% decline in sales volumes. Arch's western operations effectively held the line on costs as well, after a more than 4% reduction in costs in the second quarter.

     "We continue to make good progress in our efforts to manage costs at all of our operations," Leer said. "Arch's mining operations already rank No. 1 in productivity among major producers in both the Powder River Basin and Central Appalachia for the most recent four quarters for which data is available. However, we expect to enhance our competitive position still further through additional cost reductions in coming quarters." Arch continues to pursue a very deliberate approach to cost-reduction efforts across the corporation.

                                U.S. coal markets

     U.S. coal prices moved up strongly during the quarter, spurred by increased coal consumption at U.S. power plants, declining utility stockpile levels, and the continuing rationalization in eastern coal supply.

     "We continue to see many positive signs that point to a sustained rebound in U.S. coal markets," Leer said. "During the first half of 2003, coal consumption at U.S. power plants increased 3.7%, as utilities sought to maximize output from coal-fired units in the face of sharply higher natural gas prices and reduced nuclear availability."

     As a result of this increased consumption, Arch projects that coal stockpiles at U.S. power plants declined to approximately 120 million tons at the end of September, nearly 15% lower than at the same time last year.

     While the long-term outlook for increased U.S. coal production is positive, output from eastern coalfields has declined, as producers struggle with degraded reserve bases, high costs and a host of other pressures. Last year, U.S. coal production declined by an estimated 3.0%, driven principally by reduced eastern output. In 2003, that trend has continued, with total U.S. coal production down an estimated 2.2% year to date.

     "During the past 18 months, many traditional eastern coal producers have closed mines, filed for bankruptcy protection or even exited the business," Leer said. "We believe that this rationalization process will continue, which should translate into a stronger pricing environment for our productive and cost-competitive eastern operations."

Market activity

     While Arch has signed commitments for a small percentage of its uncommitted 2004 and 2005 tonnage in recent weeks, the company should benefit substantially from further movements in the market. At present, approximately 25% of Arch's expected 2004 production and 45% of its 2005 production is open to market-based pricing.

     "We are currently in the midst of negotiations with several large coal-burning utilities concerning tonnage for delivery in 2004 and beyond," Leer said. "However, we feel no sense of urgency about committing the remainder of our tonnage, and we would be very comfortable entering 2004 with a significant open position."

     With eastern low-sulfur coal production struggling, the market is likely to need every available ton of coal in 2004, according to Leer. "After an extended utility stockpile correction, we believe supply and demand are close to equilibrium," Leer said.

Operating statistics


Third Quarter 2003 Regional Analysis:

                                  Eastern Operations          Western Operation                Total
------------------------------ ----------------------------- ------------------------------ --------------------------
Tons sold (in mm)                        7.2                          18.0                     25.3
------------------------------ ----------------------------- ------------------------------ --------------------------
Sales price per ton                  $ 30.80                    $     7.28                    $14.03
------------------------------ ----------------------------- ------------------------------ --------------------------
Cost per ton                         $ 31.40                    $     6.56                    $13.71
------------------------------ ----------------------------- ------------------------------ --------------------------
Margin                               $ (.60)                    $      .71                    $  .32
------------------------------ ----------------------------- ------------------------------ --------------------------

Note: Western operations data do not include the results of 65%-owned Canyon Fuel Company, which is accounted for on the equity method.


Capital Spending and DD&A (in millions):

                                          Q3 2003                      Q3 2002                FY 2003 (projected)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Capital spending                           $28.0                        $29.6                        $140
------------------------------- ---------------------------- ---------------------------- ----------------------------
DD&A                                       $44.3                        $49.2                        $180
------------------------------- ---------------------------- ---------------------------- ----------------------------

Note: Actual and projected data on capital spending and depreciation, depletion and amortization include Arch's ownership percentage in Canyon Fuel Company.


Safety and environmental stewardship

     During the quarter, several Arch Coal subsidiaries received honors for safety and reclamation excellence. Coal-Mac's Phoenix mine was named one of the five safest surface coal mines in 2002 by the Mine Safety and Health Administration for working more than 300,000 employee-hours without a lost time injury. (In 2002, Thunder Basin's Black Thunder mine won the award as the nation's safest surface mine the previous year.) In addition, two Arch Coal subsidiaries - Catenary Coal and Coal-Mac - received national honors for environmental stewardship and community outreach by the National Association of State Land Reclamationists. "We regard safety and environmental stewardship as cornerstones of our future success, and we take great pride in the accomplishments of our operating subsidiaries in these crucial areas of performance," Leer said.

Looking ahead

     "With the economy showing signs of renewed vigor, the prospects for increased demand for low-cost electricity from coal appear bright," Leer said. "We believe Arch Coal is well positioned to capitalize on this improving market environment."

     Arch currently expects earnings of between $.05 and $.15 per share in the fourth quarter of 2003, excluding charges related to the termination of hedge accounting and future mark-to-market adjustments.

     The pending Triton acquisition should further strengthen Arch's competitive position, Leer said. "We look forward to integrating the Triton assets into our existing operations," he added. "We are confident that this acquisition will enable us to take a dramatic step forward in our ability to serve our customers and capture new cost-saving opportunities." The Triton acquisition is in the midst of the regulatory review process.

     A conference call concerning third quarter earnings will be webcast live today at 11 a.m. Eastern. The conference call can be accessed via the "investor" section of the Arch Coal Web site (www.archcoal.com).

     Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.



     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.

                                Arch Coal, Inc. and Subsidiaries
                          Condensed Consolidated Statements of Operations
                             (In thousands, except per share data)

                                                                            Three Months Ended          Nine Months Ended
                                                                               September 30                September 30
                                                                         -------------------------------------------------------
                                                                             2003         2002          2003          2002
                                                                         -------------------------------------------------------
                                                                                 (Unaudited)                (Unaudited)

Revenues
  Coal sales                                                             $ 354,276    $ 386,298    $ 1,060,558   $ 1,103,882
  Income from equity investments                                             5,657        1,222         28,958         2,291
  Other revenues                                                            10,343       13,235         33,428        37,523
                                                                         -------------------------------------------------------
                                                                           370,276      400,755      1,122,944     1,143,696
                                                                         -------------------------------------------------------

Costs and expenses
  Cost of coal sales                                                       346,142      368,054      1,052,105     1,056,194
  Selling, general and administrative expenses                              11,082        9,734         34,845        29,675
  Amortization of coal supply agreements                                     2,890        5,385         13,209        15,872
  Other expenses                                                             3,636        7,484         13,157        20,856
                                                                         -------------------------------------------------------
                                                                           363,750      390,657      1,113,316     1,122,597
                                                                         -------------------------------------------------------
      Income from operations                                                 6,526       10,098          9,628        21,099

Interest expense, net:

  Interest expense                                                         (13,187)     (13,425)       (36,407)      (39,783)
  Interest income                                                              425          217          1,251           799
                                                                         -------------------------------------------------------
                                                                           (12,762)     (13,208)       (35,156)      (38,984)
                                                                         -------------------------------------------------------

Other non-operating income (expense):
  Expenses resulting from early debt extinguishment and termination of hedge
     accounting for interest rate swaps                                     (2,066)           -         (6,889)            -
  Other non-operating income                                                10,441            -         11,314             -
                                                                         -------------------------------------------------------
                                                                             8,375            -          4,425             -
                                                                         -------------------------------------------------------

      Income (loss) before income taxes and cumulative effect of
          accounting change                                                  2,139       (3,110)       (21,103)      (17,885)
  Benefit from income taxes                                                 (8,910)      (4,750)       (17,510)      (14,250)
                                                                         -------------------------------------------------------
      Income (loss) before cumulative effect of accounting change           11,049        1,640         (3,593)       (3,635)
Cumulative effect of accounting change, net of taxes                             -            -         (3,654)            -
                                                                         -------------------------------------------------------
      Net income (loss)                                                     11,049        1,640         (7,247)       (3,635)

Preferred stock dividends                                                   (1,797)           -         (4,792)            -
                                                                         -------------------------------------------------------

      Net income (loss) available to common shareholders                 $   9,252     $  1,640     $  (12,039)    $  (3,635)
                                                                         =======================================================

Earnings per common share
Earnings (loss) before cumulative effect of accounting change            $    0.18     $   0.03     $   (0.16)     $   (0.07)
Cumulative effect of accounting change                                           -            -         (0.07)             -
                                                                         -------------------------------------------------------
Basic and diluted earnings (loss) per common share                       $    0.18     $   0.03     $   (0.23)     $   (0.07)
                                                                         =======================================================

Weighted average shares outstanding
  Basic                                                                     52,520       52,380        52,441         52,371
  Diluted                                                                   52,824       52,561        52,441         52,371
                                                                         =======================================================

Dividends declared per common share                                      $  0.0575     $ 0.0575     $  0.1725      $  0.1725
                                                                         =======================================================

Adjusted EBITDA (A)                                                      $  50,871     $ 59,262     $ 144,388      $ 171,056
                                                                         =======================================================


(A) Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC; cumulative effect of accounting changes; expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.


                                                                           Three Months Ended           Nine Months Ended
                                                                               September 30                September 30
                                                                         -------------------------------------------------------
                                                                             2003         2002          2003          2002
                                                                         -------------------------------------------------------

     Net income (loss)                                                    $   11,049   $  1,640    $   (7,247)    $  (3,635)
     Cumulative effect of accounting change                                        -          -         3,654             -
     Benefit from income taxes                                                (8,910)    (4,750)      (17,510)      (14,250)
     Interest expense, net                                                    12,762     13,208        35,156        38,984
     Depreciation, depletion and amortization - Arch Coal, Inc.               39,046     44,246       118,142       130,835
     DD&A - Equity interest in Canyon Fuel Company, LLC                        5,299      4,918        16,618        19,122
     Expenses from early debt extinguishment and other nonoperating           (8,375)         -        (4,425)            -
                                                                         -------------------------------------------------------
     Adjusted EBITDA                                                      $   50,871   $ 59,262    $  144,388     $ 171,056
                                                                         =======================================================


                        Arch Coal, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                                September 30,        December 31,
                                                                                    2003                 2002
                                                                            -------------------------------------------
                                                                                 (Unaudited)

Assets
  Current assets
    Cash and cash equivalents                                                $        125,551      $         9,557
    Trade receivables                                                                 122,281              135,903
    Other receivables                                                                  23,292               30,927
    Inventories                                                                        76,496               66,799
    Prepaid royalties                                                                   3,934                4,971
    Deferred income taxes                                                              27,775               27,775
    Other                                                                              10,642               15,781
                                                                            -------------------------------------------
                              Total current assets                                    389,971              291,713
                                                                            -------------------------------------------
  Property, plant and equipment, net                                                1,308,865            1,284,968
                                                                            -------------------------------------------
  Other assets
    Prepaid royalties                                                                  67,678               51,078
    Coal supply agreements                                                              9,810               59,240
    Deferred income taxes                                                             245,325              221,116
    Equity investments                                                                227,274              231,551
    Other                                                                              62,419               43,142
                                                                            -------------------------------------------
                                                                                      612,506              606,127
                                                                            -------------------------------------------
                              Total assets                                   $      2,311,342       $    2,182,808
                                                                            ===========================================

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                                         $         97,499     $        113,527
    Accrued expenses                                                                  158,074              133,287
    Current portion of debt                                                                69                7,100
                                                                            -------------------------------------------
                              Total current liabilities                               255,642              253,914
  Long-term debt                                                                      700,071              740,242
  Accrued postretirement benefits other than pension                                  344,921              324,539
  Asset retirement obligations                                                        144,112              117,804
  Accrued workers' compensation                                                        80,027               80,985
  Other noncurrent liabilities                                                        134,632              130,461
                                                                            -------------------------------------------
                              Total liabilities                                     1,659,405            1,647,945
                                                                            -------------------------------------------

  Stockholders' equity
    Preferred stock                                                                        29                   -
    Common stock                                                                          529                  527
    Paid-in capital                                                                   977,113              835,763
    Retained deficit                                                                 (275,038)            (253,943)
    Treasury stock, at cost                                                            (5,047)              (5,047)
    Accumulated other comprehensive loss                                              (45,649)             (42,437)
                                                                            -------------------------------------------
                              Total stockholders' equity                              651,937              534,863
                                                                            -------------------------------------------
                              Total liabilities and stockholders' equity      $     2,311,342       $    2,182,808
                                                                            ===========================================


NOTE: Certain amounts in the December 31, 2002 balance sheet have been reclassified to conform with the classifications in the 2003 balance sheet with no effect on previously reported stockholders' equity.

                        Arch Coal, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                                 (In Thousands)

                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                     -----------------------------------------------
                                                                          2003                            2002
                                                                     ---------------                 ---------------
                                                                                      (Unaudited)

Operating activities
Net loss                                                              $     (7,247)                   $     (3,635)
Adjustments to reconcile to cash
     provided by operating activities:
  Depreciation, depletion and amortization                                 118,142                         130,835
  Prepaid royalties expensed                                                10,206                           5,738
  Accretion on asset retirement obligations                                 10,148                               -
  Net gain on disposition of assets                                         (3,174)                           (501)
  Income from equity investments                                           (29,153)                         (2,291)
  Net distributions from equity investments                                 32,291                          15,177
  Cumulative effect of accounting change                                     3,654                               -
  Other nonoperating (income) expense                                       (4,425)                              -
  Changes in:
      Receivables                                                           22,004                           7,119
      Inventories                                                           (9,446)                        (13,577)
      Accounts payable and accrued expenses                                 (8,146)                            403
      Income taxes                                                         (18,868)                        (14,406)
      Accrued postretirement benefits other than pension                    20,381                          (1,597)
      Asset retirement obligations                                         (12,771)                          6,650
      Accrued workers' compensation benefits                                  (958)                          3,947
      Other                                                                 (8,382)                         (4,113)
                                                                     ---------------                 ---------------

  Cash provided by operating activities                                    114,256                         129,749
                                                                     ---------------                 ---------------

Investing activities
Additions to property, plant and equipment                                 (91,652)                       (117,363)
Proceeds from dispositions of property, plant and equipment                  3,325                           2,231
Proceeds from coal supply agreements                                        52,548                               -
Additions to prepaid royalties                                             (25,768)                        (21,717)
                                                                     ---------------                 ---------------

  Cash used in investing activities                                        (61,547)                       (136,849)
                                                                     ---------------                 ---------------

Financing activities
Net (payments on) proceeds from revolver and lines of credit               (72,202)                         24,936
Payments on term loans                                                    (675,000)                              -
Proceeds from issuance of senior notes                                     700,000                               -
Debt financing costs                                                       (18,246)                         (8,228)
Proceeds from sale and leaseback of equipment                                    -                           9,213
Reductions of obligations under capital lease                                    -                          (7,778)
Dividends paid                                                             (12,647)                         (9,033)
Proceeds from issuance of preferred stock                                  139,024                               -
Proceeds from sale of common stock                                           2,356                             313
                                                                     ---------------                 ---------------

    Cash provided by financing activities                                   63,285                           9,423
                                                                     ---------------                 ---------------

Increase in cash and cash equivalents                                      115,994                           2,323
Cash and cash equivalents, beginning of period                               9,557                           6,890
                                                                     ---------------                 ---------------

Cash and cash equivalents, end of period                              $    125,551                    $      9,213
                                                                     ===============                 ===============


Canyon Fuel Company cash flow information (Arch Coal ownership percentage)
  Depreciation, depletion and amortization                                  16,618                          19,122
  Additions to property, plant and equipment                                (8,483)                        (13,353)


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